Exhibit 99.1

November 19, 2018

North Carolina Utilities Commission Approves Dominion Energy-SCANA Combination

RICHMOND, Va. and CAYCE, S.C. — The proposed combination of Dominion Energy, Inc. (NYSE : D) and SCANA Corporation (NYSE : SCG) has received the approval of the North Carolina Utilities Commission. It is the sixth of seven approvals necessary to close the merger.

The merger previously received approval from SCANA’s shareholders, the Federal Energy Regulatory Commission, the Georgia Public Service Commission, the Nuclear Regulatory Commission and early termination by the Federal Trade Commission of the 30-day waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act. The merger remains contingent upon approval from the Public Service Commission of South Carolina, which has been holding evidentiary hearings since Nov. 1, 2018. A decision is expected by Dec. 21, 2018.

If the combination is completed, as expected, around the end of the year, the combined company would deliver energy to approximately 6.5 million regulated customer accounts and have an electric generating portfolio of about 33,000 megawatts and 93,600 miles of electric transmission and distribution lines. It also would have a natural gas pipeline network totaling 106,400 miles and operate one of the nation’s largest natural gas storage systems with 1 trillion cubic feet of capacity.

About Dominion Energy

Nearly 6 million customers in 19 states energize their homes and businesses with electricity or natural gas from Dominion Energy, headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable, and safe energy and is one of the nation’s largest producers and transporters of energy with nearly $80 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution, and import/export services. As one of the nation’s leading solar operators, the company intends to reduce its carbon intensity 50 percent by 2030. Through its Dominion Energy Charitable Foundation, as well as EnergyShare and other programs, Dominion Energy plans to contribute more than $30 million in 2018 to community causes throughout its footprint and beyond. Read about Dominion Energy and visit us on Facebook or Twitter.

About SCANA

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the company’s website at www.scana.com.

Forward-looking statements

This release contains statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The statements relate to, among other things, expectations, estimates and projections. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “outlook,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” “potential” and similar terms and phrases to identify forward-looking statements in this release. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed acquisition of SCANA; the risk that Dominion Energy or

SCANA may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction or cause the parties to abandon the transaction; the risk that conditions to the closing of the transaction may not be satisfied; or the risk that an unsolicited offer for the assets or capital stock of SCANA may interfere with the transaction. Other risk factors for Dominion Energy’s and SCANA’s businesses are detailed from time to time in Dominion Energy’s and SCANA’s quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC).

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CONTACTS:

Dominion Energy:	Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com
Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com

SCANA:	Media: Public Affairs, (800) 562-9308
Financial analysts: Bryant Potter, (803) 217-6916